Exhibit 99.1

Apr 15, 2026 4:30 PM Eastern Daylight Time

CareDx Announces Agreement to Divest Lab Products Business to EuroBio Scientific for $170 Million and Announces First Quarter Preliminary Financial Results

Transaction Expected to Sharpen CareDx’s Focus on Core Precision Medicine Testing Services and Patient and Digital Solutions, Improve Financial Flexibility, Simplify Operating Model, and Support AEBITDA Margin Expansion

Expects First Quarter Testing Services Revenue Growth of Approximately 48% Year Over Year, Testing Volume Growth of Approximately 17% Year-Over-Year

BRISBANE, Calif. — (BUSINESS WIRE) — CareDx, Inc. (Nasdaq: CDNA) — The Transplant Company™, a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced that it has entered into a definitive agreement to divest its Lab Products business to EuroBio Scientific for cash consideration of $170 million. The transaction has been approved by the boards of directors of both companies. CareDx also announced today preliminary financial results for the first quarter of 2026.

CareDx’s Lab Products business consists of IVD (in vitro diagnostic) PCR kits for rapid deceased donor HLA (human leukocyte antigen) typing, IVD NGS-based (next-generation sequencing) kits for transplant recipient HLA typing globally, and IVD NGS-based monitoring assays for solid organ and stem cell transplant recipients outside of North America. As a global IVD kit business with distinct manufacturing, regulatory, and commercial requirements, Lab Products operates under a different model than CareDx’s core U.S.-based Precision Medicine Testing Services and its Patient and Digital Solutions. The divestiture is intended to simplify CareDx’s operating model and support disciplined capital redeployment toward opportunities aligned with its Precision Medicine Testing Services model.

“This divestiture allows us to strategically focus on our core Testing Services and Patient and Digital Solutions, where our solutions-selling strategy is working. In the first quarter, these segments delivered 48% and 33% year-over-year revenue growth, respectively,” said John Hanna, President and CEO of CareDx. “Having partnered with EuroBio Scientific since 2014, we believe their global scale and broad IVD capabilities positions them well to execute the Lab Products business and continue providing the highest quality service to our IVD customers and patients worldwide.”

Highlighted Terms of the Agreement

•	CareDx to divest its Lab Products business to EuroBio Scientific
•	Total consideration of $170 million in cash at closing

•	CareDx to provide transition services to EuroBio Scientific for at least 6-months at EuroBio Scientific’s expense
•	EuroBio Scientific grants to CareDx the sole and exclusive perpetual right to distribute post-transplant monitoring IVD tests in North America, including AlloSeq cfDNA, CareDx’s IVD kit version of its market-leading AlloSure dd-cfDNA CLIA test

The company expects to apply a disciplined approach to capital allocation consistent with its track record. Proceeds from the transaction are expected to be prioritized toward investments that support CareDx’s long-term growth strategy, including potential inorganic investments that fit its Precision Diagnostics Solutions model, and may also include the return of capital to shareholders.

The transaction, including the sale of CareDx’s Swedish entity, requires Swedish regulatory review. The parties anticipate the transaction to close by the end of CareDx’s third quarter, 2026.

Separately, CareDx is providing the following preliminary results for the first quarter of 2026 in advance of its scheduled quarterly reporting process.

Preliminary First Quarter 2026 Financial Results

•	Revenue of approximately $118 million, growth of 39% year-over-year
•	Testing Service Volume of approximately 54,900, growth of 17% year–over-year
•	Testing Service revenue of approximately $91 million, growth of 48% year–over-year,
•	Average revenue per test of approximately $1,660 including approximately $14 million in prior period revenue
•	Patient and Digital Solutions revenue of approximately $16 million, growth of 33% year-over-year
•	Lab Products revenue of approximately $10 million, decline of 4% year-over-year
•	Cash, cash equivalents, and marketable securities of approximately $198 million as of March 31, 2026

The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary procedures. The company anticipates providing further guidance during its first quarter 2026 earnings call on April 28, 2026.

About CareDx

CareDx is a precision medicine company dedicated to improving outcomes for transplant patients and advancing organ health. The Company’s integrated solutions include non-invasive molecular testing for heart, kidney, and lung transplants; laboratory products; digital health technologies; and patient solutions that support care before and after transplant. CareDx is the leading provider of genomics-based information for transplant patients. For more information, please visit www.caredx.com.

About EuroBio Scientific

Eurobio Scientific is a major player in the field of specialty in vitro diagnostics. It is involved in everything from research to the marketing of diagnostic tests in the fields of transplantation, immunology, and infectious diseases, and offers reagents for research laboratories, including pharmaceutical and biotechnology companies. With its numerous partnerships and strong hospital presence, Eurobio Scientific has its own extensive distribution network and a portfolio of proprietary products. For further information, visit: www.eurobio-scientific.com

Forward Looking Statements

This press release includes forward-looking statements related to CareDx including statements regarding the expected completion and timing of the divestiture, the anticipated impact of the transaction on CareDx’s business, financial profile, and operating results, the expected use of proceeds, the achievement of CareDx’s financial and operational goals and its expectations and prospects for 2026, and other statements that are not historical facts. These forward-looking statements are based on information currently available to CareDx and its current expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, the failure to obtain required regulatory approvals or satisfy closing conditions, delays in completing the transaction, general economic and market factors, and other risks discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by CareDx with the SEC on February 25, 2026, and other reports that CareDx has filed with the SEC. Any of these risks may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.